UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(Amendment No. 22)

(Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

YIT Oyj
(Name of Subject Company) Not Applicable
(Translation of Subject Company’s Name into English (if applicable)) Finland
(Jurisdiction of Subject Company’s Incorporation or Organization) YIT Oyj
(Name of Person(s) Furnishing Form) Shares
(Title of Class of Subject Securities) Not Applicable
(CUSIP Number of Class of Securities (if applicable)) Hanna Jaakkola Vice President, Investor Relations YIT Corporation P.O Box 36 (Panuntie 11) FI 00621 Helsinki +358 40 5666 070
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company) 19 June 2017
(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents

(a)	The following documents are attached hereto as exhibits to this form:

Exhibit No.	Description of Exhibit
99.1*	Lemminkäinen Stock Exchange Announcement Release, published on 19 June 2017.
99.2*	YIT Stock Exchange Announcement Release, published on 19 June 2017.
99.3*	Joint Merger Plan, published on 19 June 2017.
99.4*	YIT and Lemminkäinen Announcement Presentation, published on 19 June 2017.
99.5**	YIT Investor Report to Investor Report Subscribers, published on 23 June 2017.
99.6***	Webcast Transcript of YIT Corporation Press Conference, dated 19 June 2017.
99.7****	Notice of YIT Corporation’s Extraordinary General Meeting attaching appendix regarding Proposed Members for YIT Corporation’s Board of Directors, published on 27 July 2017.
99.8****	YIT Q2 Half-Year Report for 1 January 2017 – 30 June 2017, published on 27 July 2017.
99.9****	YIT Corporation Stock Exchange Release regarding the YIT Q2 Half-Year Report, published on 27 July 2017.
99.10*****	Lemminkäinen Corporation’s Financial Statements 2014.
99.11*****	Lemminkäinen Corporation’s Financial Statements 2015.
99.12*****	Lemminkäinen Corporation’s Financial Statements 2016.
99.13*****	Statement by the Board of Directors on events having a material effect on the position of YIT Corporation.
99.14*****	Minutes of Annual General Meeting of YIT Corporation on 16 March 2017.
99.15*****	YIT Corporation’s unaudited interim financial report for the three-month period ended 31 March 2017.
99.16*****	YIT Corporation’s Financial Statements 2014.
99.17*****	YIT Corporation’s Financial Statements 2015.
99.18*****	YIT Corporation’s Financial Statements 2016.
99.19*****	Minutes of the annual general meeting of Lemminkäinen Corporation on 28 March 2017.
99.20*****	Statement by the board of directors of Lemminkäinen Corporation on certain events having a material effect.
99.21*****	Lemminkäinen Corporation’s unaudited half-year financial report for the six-month period ended 30 June 2017.
99.22*****	Lemminkäinen Corporation’s unaudited interim financial report for the three-month period ended 31 March 2017.
99.23******	Webcast Transcript of YIT Corporation Half Year Report for January to June 2017 Press Conference, dated 27 July 2017.
99.24******	Interview of YIT’s President and CEO after Q2 2017.
99.25******	YIT Corporation’s Q2 Half-Year Report January-June 2017.
99.26******	YIT Corporation Investor Presentation August 2017.
99.27*******	YIT Corporation Presentation – Carnegie Construction Seminar – 23 August 2017.
99.28********	YIT Corporation Stock Exchange Release on Finnish FSA approval of prospectus, dated 24 August 2017.
99.29*********	Offering Circular of YIT Corporation and Lemminkäinen Corporation, dated 24 August 2017.
99.30**********	Appendix C to Offering Circular of YIT Corporation – YIT Profit Forecast Report.
99.31**********	Appendix D to Offering Circular of YIT Corporation – YIT Pro Forma Report.
99.32***********	YIT Corporation Investor Presentation dated 28 August 2017.
99.33************	Supplement dated 7 September 2017 to the Offering Circular dated 24 August 2017.
99.34************	YIT Corporation Stock Exchange Release regarding Supplement dated 7 September 2017 to the Offering Circular.
99.35*************	YIT Corporation Investor Presentation September 2017.
99.36**************	YIT Corporation Stock Exchange Release regarding EGM of YIT Corporation on 12 September 2017.
99.37**************	YIT Corporation EGM Presentation dated 12 September 2017.
99.38***************	Lemminkäinen Corporation Stock Exchange Release at 12:05 pm regarding EGM on 12 September 2017.
99.39***************	Lemminkäinen Corporation Stock Exchange Release at 4:30 pm regarding EGM on 12 September 2017.
99.40***************	Lemminkäinen Corporation Stock Exchange Release at 4:35 pm regarding EGM on 12 September 2017.
99.41***************	YIT Corporation Stock Exchange Release at 4:35 pm regarding EGM on 12 September 2017.
99.42****************	YIT Corporation Stock Exchange Release at 5:30 pm regarding EGM on 20 September 2017.
99.43*****************	YIT Corporation Investor News Report dated September 2017.
99.44******************	YIT Corporation Capital Markets Day Presentation dated 28 September 2017.
99.45******************	YIT Corporation Investor News Report on Capital Markets Day dated 28 September 2017.
99.46******************	YIT Corporation Stock Exchange Release at 9:50 am regarding FCCA dated 28 September 2017.
99.47******************	Lemminkäinen Corporation Stock Exchange Release at 9:50 am regarding FCCA dated 28 September 2017.
99.48*******************	YIT Corporation Stock Exchange Release at 8:00 am regarding Tero Kiviniemi dated 9 October 2017.
99.49*******************	YIT Corporation Stock Exchange Release at 7:50 pm regarding PEAB AB dated 9 October 2017.
99.50*******************	Lemminkäinen Corporation Stock Exchange Release at 6:30 pm dated 9 October 2017.
99.51*******************	Lemminkäinen Corporation Stock Exchange Release at 6:50 pm dated 9 October 2017.
99.52********************	Update to FAQ relating to merger of YIT Corporation and Lemminkäinen Corporation dated 19 October 2017.
99.53*********************	Lemminkäinen Corporation’s unaudited interim financial report for the nine-month period ended 30 September 2017.
99.54*********************	Lemminkäinen Corporation Stock Exchange Release at 8:00 am Q3 Results dated 26 October 2017.
99.55**********************	YIT Corporation’s unaudited interim financial report for the nine-month period ended 30 September 2017.
99.56**********************	YIT Corporation Stock Exchange Release at 8:00 am Q3 Results dated 27 October 2017.
99.57**********************	YIT Corporation Stock Exchange Release at 8:05 am Annual General Meeting 2018 dated 27 October 2017.
99.58**********************	YIT Corporation Q3 Results Presentation for the period ended 30 September 2017.
99.59***********************	Lemminkäinen Corporation Stock Exchange Release at 11:45 am Executive Team dated 1 November 2017.
99.60************************	Transcript from YIT Corporation’s CEO at Capital Markets Day 2017, dated 28 September 2017.
________________

*	Previously furnished as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, to Form CB filed with the Securities and Exchange Commission on 20 June 2017.

**	Previously furnished as Exhibit 99.5 to Form CB Amendment No. 1 filed with the Securities and Exchange Commission on 26 June 2017.

***	Previously furnished as Exhibit 99.6 to Form CB Amendment No. 2 filed with the Securities and Exchange Commission on 13 July 2017.

****	Previously furnished as Exhibits 99.7, 99.8 and 99.9, respectively, to Form CB Amendment No. 3 filed with the Securities and Exchange Commission on 28 July 2017.

*****
Previously furnished as Exhibits 99.10, 99.11, 99.12, 99.13, 99.14, 99.15, 99.16, 99.17, 99.18, 99.19, 99.20, 99.21 and 99.22, respectively, to Form CB Amendment No. 4 filed with the Securities and Exchange Commission on 14 August 2017.

******	Previously furnished as Exhibits 99.23, 99.24, 99.25, and 99.26, respectively, to Form CB Amendment No. 5 filed with the Securities and Exchange Commission on 17 August 2017.

*******	Previously furnished as Exhibit 99.27 to Form CB Amendment No. 6 filed with the Securities and Exchange Commission on 23 August 2017.

********	Previously furnished as Exhibit 99.28 to Form CB Amendment No. 7 filed with the Securities and Exchange Commission on 25 August 2017.

*********	Previously furnished as Exhibit 99.29 to Form CB Amendment No. 8 filed with the Securities and Exchange Commission on 28 August 2017.

**********	Previously furnished as Exhibits 99.30 and 99.31, respectively, to Form CB Amendment No. 8/A filed with the Securities and Exchange Commission on 29 August 2017.

***********	Previously furnished as Exhibit 99.32 to Form CB Amendment No. 9 filed with the Securities and Exchange Commission on 30 August 2017.

************	Previously furnished as Exhibits 99.33 and 99.34, respectively, to Form CB Amendment No. 10 filed with the Securities and Exchange Commission on 8 September 2017.

*************	Previously furnished as Exhibit 99.35 to Form CB Amendment No. 11 filed with the Securities and Exchange Commission on 11 September 2017.

**************	Previously furnished as Exhibits 99.36 and 99.37, respectively, to Form CB Amendment No. 12 filed with the Securities and Exchange Commission on 13 September 2017.

***************	Previously furnished as Exhibits 99.38, 99.39, 99.40 and 99.41, respectively, to Form CB Amendment No. 13 filed with the Securities and Exchange Commission on 14 September 2017.

****************	Previously furnished as Exhibit 99.42 to Form CB Amendment No. 14 filed with the Securities and Exchange Commission on 21 September 2017.

*****************	Previously furnished as Exhibit 99.43 to Form CB Amendment No. 15 filed with the Securities and Exchange Commission on 27 September 2017.

******************	Previously furnished as Exhibits 99.44, 99.45, 99.46 and 99.47, respectively, to Form CB Amendment No. 16 filed with the Securities and Exchange Commission on 29 September 2017.

*******************	Previously furnished as Exhibits 99.48, 99.49, 99.50 and 99.51, respectively, to Form CB Amendment No. 17 filed with the Securities and Exchange Commission on 10 October 2017.

********************	Previously furnished as Exhibit 99.52 to Form CB Amendment No. 18 filed with the Securities and Exchange Commission on 20 October 2017.

*********************	Previously furnished as Exhibits 99.53 and 99.54, respectively, to Form CB Amendment No. 19 filed with the Securities and Exchange Commission on 27 October 2017.

**********************	Previously furnished as Exhibits 99.55, 99.56, 99.57 and 99.58, respectively, to Form CB Amendment No. 20 filed with the Securities and Exchange Commission on 30 October 2017.

***********************	Previously furnished as Exhibit 99.59 to Form CB Amendment No. 21 filed with the Securities and Exchange Commission on 2 November 2017.

************************	Furnished herewith.

Item 2. Informational Legends

A legend complying with Rule 802(b) under the U.S. Securities Act of 1933, as amended, is included in each of Exhibits 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, 99.8, 99.9, 99.10, 99.11, 99.12, 99.13, 99.14, 99.15, 99.16, 99.17, 99.18, 99.19, 99.20, 99.21, 99.22, 99.23, 99.24, 99.25, 99.26, 99.27, 99.28, 99.29, 99.30, 99.31, 99.32, 99.33, 99.34, 99.35, 99.36, 99.37, 99.38, 99.39, 99.40, 99.41, 99.42, 99.43, 99.44, 99.45, 99.46, 99.47, 99.48, 99.49, 99.50, 99.51, 99.52, 99.53, 99.54, 99.55, 99.56, 99.57, 99.58, 99.59 and 99.60.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable.

(2)	Not applicable.

(3)	Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)	Written irrevocable consent and powers of attorney on Form F-X were filed concurrently with the Commission on 20 June 2017.

(2)	Not applicable.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

YIT Oyj

By:	/s/ Kari Kauniskangas
Name:	Kari Kauniskangas
Title:	President and CEO
Date:	6 November 2017